Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Psychiatric Solutions, Inc. for the registration of debt securities, preferred stock, common stock warrants and common stock and to the incorporation by reference therein of our report dated June 20, 2005, with respect to the combined financial statements of Behavioral Healthcare Services included in the Form 8-K of Psychiatric Solutions, Inc. dated August 31, 2005, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
November 29, 2006